Schedule 5.1

(A)   Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent, and any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years

(a)  an unaudited consolidated and consolidating (in a manner consistent with past practices) balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, which financial statements shall set forth in comparative form the figures for the applicable period set forth in the Projections delivered by Parent pursuant to clause (e) of this paragraph A below, and

(b) a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years

(c)  consolidated and consolidating (in a manner consistent with past practices) financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(d) a Compliance Certificate.

as soon as available, but in any event within 30 days after the start of each of Parent’s fiscal years,

(e)  copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.

if and when filed by Parent,

(f)  Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(g) any other filings made by Parent with the SEC, and

(h) any other information that is provided by Parent to all of its shareholders generally.

promptly, but in any event within 5 days after Parent or any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(i) notice of such event or condition and a statement of the curative action that Parent and Borrowers propose to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,

(j)  notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

as soon as available, but in any event within 120 days after the end of each of calendar year,

(k) (i) a detailed calculation of the Excess Cash Flow Amount (as defined in the Indenture) with respect to such fiscal year and (ii) a detailed calculation of Distributable Cash Flow as of the last day of such calendar year

(B)        Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent, and such other reports as to the Collateral of Parent and its Subsidiaries, as Agent may reasonably request:

Monthly (no later than the date which is 30 days following the end of each month)

(a) a Credit Amount Certificate,

(b) a summary aging, by total, of Parent’s and its Subsidiaries’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting), and

(c) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks.

Monthly (no later than the date which is 30 days following the end of each month)

(d) a reconciliation of Accounts and trade accounts payable of Parent’s and its Subsidiaries’ general ledger accounts to its monthly financial statements including any book reserves related to each category.

Promptly following Agent’s reasonable request	(e) a report regarding Parent’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes.